Exhibit 99.1

Murphy USA Inc. Announces Dividend Increase

EL DORADO, Arkansas, August 13, 2026 – The Board of Directors of Murphy USA Inc. (NYSE: MUSA) today declared a quarterly cash dividend on the Common Stock of Murphy USA Inc. of $0.65 per share, or $2.60 per share on an annualized basis. This represents an increase of 23% from the Q3 2025 dividend and is 1.6% above the Q2 2026 dividend. The dividend is payable on September 3, 2026, to stockholders of record as of August 24, 2026.

About Murphy USA
Murphy USA (NYSE: MUSA) is a leading retailer of gasoline and convenience merchandise with more than 1,800 stores located primarily in the Southwest, Southeast, Midwest and Northeast United States. The Company and its team of approximately 16,900 employees serve an estimated two million customers each day through its network of retail gasoline and convenience stores in 27 states. The majority of Murphy USA's stores are located in close proximity to Walmart Supercenters, but we also operate standalone stores that market gasoline and other products under the Murphy USA, Murphy Express, and QuickChek brands. Murphy USA ranks 263 among Fortune 500 companies.

Source: Murphy USA Inc. (NYSE: MUSA)

Investor Contact:
Christian Pikul – Vice President of Investor Relations and FP&A
Christian.Pikul@murphyusa.com

Ash Aulds – Director of Investor Relations and FP&A
Ash.Aulds@murphyusa.com